Exhibit 99.1

Better Choice Company Reports First Quarter 2020 Financial Results, including $12.3 million of Net Revenue
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NEW YORK, NY, June 25, 2020 -- Better Choice Company, Inc. (OTCQB: BTTR) (the “Company” or “Better Choice”), an animal health and wellness company, today reported its financial results for the first quarter ended March 31, 2020.

“We are excited to share our first quarter 2020 results with the investor community. This marks our first full quarter post the acquisition of Halo in December 2019. Our integration plans and synergy platform are progressing seamlessly, and we have many exciting initiatives to look forward to for the remainder of 2020.” said Werner von Pein, CEO of Better Choice.

“We continue to see strong growth trends in our E-Commerce and Direct-to-Consumer segments, which account for approximately two-thirds of our sales. In addition, our international segment continues to accelerate rapidly. We recently received Product Import Registrations for 15 Holistic Dog and Cat Food Diets from the Ministry of Agriculture and Rural Affairs of China. This will help us accelerate our growth in Asia by allowing us to sell through all relevant domestic distribution channels in mainland China and provide the pets of discerning Chinese pet owners the benefit of the super digestibility of real, whole protein and non-GMO vegetables. We continue to be encouraged by the strong growth rates and increases in pet ownership across Asia. The opportunity ahead is sizeable, and we are excited to be a first mover in a high-growth segment of the animal health sector.”

Operational Updates
•	Received Product Import Registrations for 15 Holistic Dog and Cat Food Diets from the Ministry of Agriculture and Rural Affairs of China
•	Achieved operational cashflow positivity
•	Launched partnership with iHeartMedia to provide support to animal shelters impacted by the ongoing COVID-19 pandemic

Financial Results for the First Quarter 2020
•	1Q20 net revenue of $12.3 million reflects a ~250% increase over the comparable period in 1Q19. The majority of this increase is attributable to the Halo acquisition completed in December 2019
•	GAAP net loss of ($9.5 million)
•
1Q20 EBITDA of ($6.7 million). Adjusting for $5.1 million of non-cash share-based compensation and stock purchase warrants associated with a subsequently terminated contract, and a $0.9 million non-cash effect of purchase accounting on cost of goods sold brings this figure close to breakeven, before any non-recurring and transaction related adjustments are made

•
1Q20 Adjusted EBITDA of $0.3 million. In addition to the non-cash adjustments noted, this figure includes $0.9 million of acquisition related expenses and synergies, and $0.2 million of offering related expenses. For additional detail please refer to the Reconciliation of Net Loss to EBITDA and Adjusted EBITDA below

•	On March 31, 2020, the Company had unrestricted cash and cash equivalents on the balance sheet of $1.8 million.
•	A reconciliation of Net Loss to EBITDA and Adjusted EBITDA is provided below for reference.

Conference Call and Webcast Information

The Company will host a conference call and audio webcast on Thursday, June 25th at 8:30 a.m. ET to answer questions about the Company’s operational and financial highlights for the first quarter of 2020.

Event:	Better Choice First Quarter 2020 Financial Results Conference Call
Date:	Thursday, June 25, 2020
Time:	8:30 a.m. Eastern Time
Live Call:	+1-800-407-4018 (U.S. Toll-Free) or +1-201-689-8471 (International)
Webcast:	https://ir.betterchoicecompany.com/

For interested individuals unable to join the conference call, a dial-in replay of the call will be available until July 9, 2020 and can be accessed by dialing +1-844-512-2921 (U.S. Toll Free) or +1-412-317-6671 (International) and entering replay pin number: 13705668.

Non-GAAP Measures

Better Choice Company’s adjusted EBITDA is determined by adding the following items to net and comprehensive loss: depreciation and amortization, interest expense, share-based compensation, realized transaction synergies, acquisition-related expenses, purchase accounting adjustments and equity and debt offering expenses.

We present adjusted EBITDA because it is a key measure used by our management and board of directors to evaluate our operating performance, generate future operating plans and make strategic decisions regarding the allocation of capital. We also review adjusted EBITDA to compare our current operating results with corresponding periods and with the operating results of other companies in our industry. In addition, we utilize adjusted EBITDA as an assessment of our overall liquidity and our ability to meet our debt service obligations.

We believe that the disclosure of adjusted EBITDA is useful to investors as these non-GAAP measures form the basis of how our management team reviews and considers our operating results. By disclosing these non-GAAP measures, we believe that we create for investors a greater understanding of and an enhanced level of transparency into the means by which our management team operates our company. We also believe these measures can assist investors in comparing our performance to that of other companies on a consistent basis without regard to certain items that do not directly affect our ongoing operating performance or cash flows.

Adjusted EBITDA has limitations as a financial measure and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Because of these limitations, you should consider adjusted EBITDA and adjusted EBITDA margin alongside other financial performance measures, including various cash flow metrics, net loss, gross margin, and our other GAAP results.

The following table presents a reconciliation of net loss, the closest GAAP financial measure, to EBITDA and adjusted EBITDA for each of the periods indicated.

Better Choice Company Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(dollars in thousands except share and per share amounts)

	Three Months Ended March 31,
	2020	2019

Net sales	$12,226	$3,551
Cost of goods sold	8,069	1,661
Gross profit	4,157	1,890
Operating expenses:
General and administrative	8,056	1,959
Share-based compensation	2,484	206
Sales and marketing	1,959	2,185
Customer service and warehousing	190	254
Total operating expenses	12,689	4,604
Loss from operations	(8,532)	(2,714)
Other expense:
Interest expense, net	2,301	62
Change in fair value of warrant derivative liability	(1,379)	-
Total other expense	922	62

Net and comprehensive loss	(9,454)	(2,776)
Preferred dividends	34	-
Net and comprehensive loss available to common stockholders	(9,488)	(2,776)
Weighted average number of shares outstanding	48,526,396	11,674,127
Loss per share, basic and diluted	$(0.20)	$(0.24)

Better Choice Company Inc.
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA

	Three Months Ended
	March 31,
	2020	2019
	(dollars in thousands)

Net loss	$(9,488)	$(2,776)
Depreciation and amortization	457	4
Interest expense, net	2,301	62
EBITDA	(6,730)	(2,710)
Non-cash share-based compensation and warrant expense(a)	5,078	206
Acquisition related expenses(b)	899	-
Non-cash effect of purchase accounting on cost of goods sold(c)	894	-
Offering relating expenses(d)	166	-
Adjusted EBITDA	$307	$(2,504)
Adjusted EBITDA as a % of Net sales	2.5%	-70.5%

(a) Reflects non-cash expenses related to equity compensation awards and stock purchase warrants associated with a contract that was subsequently terminated. Share-based compensation is an important part of the Company’s compensation strategy and without our equity compensation plans, it is probable that salaries and other compensation related costs would be higher.
(b) Reflects costs incurred related to acquistition and integration activities that will not recur and operating expenses that will not recur due to acquisition related synergies
(c) Reflects non-cash expense recognized in cost of goods sold related to the step-up of inventory required under the accounting rules for business combinations
(d) Reflects legal and advisory costs associated with the registration of previously issued common shares

About Better Choice Company, Inc.
Better Choice Company Inc. is a rapidly growing animal health and wellness company committed to leading the industry shift toward pet products and services that help dogs and cats live healthier, happier and longer lives. We take an alternative, nutrition-based approach to animal health relative to conventional dog and cat food offerings, and position our portfolio of brands to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. We have a demonstrated, multi-decade track record of success selling trusted animal health and wellness products, and leverage our established digital footprint to provide pet parents with the knowledge to make informed decisions about their pet’s health. We sell the majority of our dog food, cat food and treats under the Halo and TruDog brands, which are focused, respectively, on providing sustainably sourced kibble and canned food derived from real whole meat, and minimally processed raw-diet dog food and treats. For more information, please visit https://www.betterchoicecompany.com.

Forward Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:
Better Choice Company, Inc.
Werner von Pein, CEO

Investor Contact:
Red Chip Companies, Inc
Dave Gentry
407-491-4498
dave@redchip.com